EXHIBIT INDEX

8.2 Copy of Participation Agreement among American Enterprise Life Insurance Company and The Dreyfus Socially Reponsible Fund, Inc. and Dreyfus Variable Investment Fund, dated August 26, 1999.

8.3 Copy of Participation Agreement among Variable Insurance Products Fund, Fidelity Distributors Corporation and American Enterprise Life Insurance Company, dated July 15, 2002.

15.3      Power of Attorney, dated October 16, 2002.